Exhibit 10(b)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between TXU BUSINESS SERVICES COMPANY (“Company”), and DAVID P. POOLE (“Executive”), and is dated as of May 1, 2004 (“Effective Date”). The Agreement is designed to strengthen the link between Executive’s compensation and long-term shareholder value.

WITNESSETH:

WHEREAS, Company desires to employ Executive and Executive desires to accept such employment commencing on the Effective Date, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning on the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Company shall employ Executive in the positions of Vice President and Associate General Counsel.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Company agrees that, in the event that TXU Corp.’s current General Counsel ceases to serve in such capacity, Executive shall be considered for such position.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a five-year period beginning on the Effective Date (“Term”), provided that the Term shall be automatically renewed for successive one-year periods following the expiration of the five-year period described above, unless either party provides the other party with notice (at least one year before the expiration of the applicable Term) of its (or his) intention not to renew the Term, in which case the Term shall expire at the end of the current Term. Notwithstanding anything to the contrary herein, (i) in the event of a Change in Control (as defined below) when there is less than two (2) years left to the Term, or (ii) if, at the time this Agreement would otherwise expire, Company is in the process of negotiating, with the approval of the Board of Directors or a committee thereof, with a third party pursuant to a letter of intent, memorandum of understanding, confidentiality agreement or other similar evidence of active negotiation concerning a potential transaction or event which, if consummated, would constitute a Change in Control (“Contemplated Change in Control”), in either case (i) or (ii) above this Agreement shall not expire and the Term shall automatically be extended to the earlier of (a) sixty (60) days after a formal decision by Company or the third party to cease negotiations concerning such Contemplated Change in Control, such formal decision to be evidenced by correspondence between Company and the third party, or a resolution of the Board of Directors or a committee thereof; or (b) two (2) years following the consummation of the Change in Control described in clause (i) above or resulting from such negotiation as described in clause (ii) above.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a) upon Executive’s death;

(b) upon Executive’s becoming disabled within the meaning of Company’s Long-Term Disability Plan, provided such plan requires Executive to be unable to perform his duties hereunder due to sickness or injury for a period of at least 180 consecutive days (a “Disability”);

(c) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes (i) a breach of his fiduciary duty to Company or its shareholders, (ii) gross neglect or (iii) gross misconduct resulting, in any case, in material economic harm to Company, or upon the conviction of Executive for a felony or other crime involving moral turpitude; or

(d) for any other reason whatsoever, in the sole discretion of Company.

For purposes of this Agreement, a termination by Company under clause (c) above shall constitute a termination by Company for “Cause.” Notwithstanding the foregoing, Company may not terminate Executive’s employment for Cause unless Company has provided Executive with written notice specifying the reason(s) for such termination, and if the circumstances surrounding such termination may be cured by Executive, Company has given Executive a period of not less than thirty (30) days from the date of such notice during which Executive has failed to cure the matter to the reasonable satisfaction of Company.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(a) Executive does not, during the initial five (5) year Term of this Agreement, succeed to the position of TXU Corp.’s current General Counsel as a result of such General Counsel continuing in such position at the expiration of the initial five (5) year Term hereof or Executive not being selected as such current General Counsel’s successor upon such General Counsel’s transfer within, or cessation of employment with, the TXU System;

(b) the assignment to Executive of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date, or the removal of him from any such positions;

(c) a material diminution in the nature or scope of Executive’s authority, responsibilities, or titles from those applicable to him as of the Effective Date;

(d) the occurrence of acts or conduct on the part of Company or any of its affiliates, or their board of directors, officers, representatives or stockholders, which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement;

(e) Company requiring Executive’s permanent office to be located more than fifty (50) miles from its current location;

(f) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

(g) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice by Executive of such breach to Company, it being agreed that any reduction in Executive’s then current annual base salary, any reduction in Executive’s Target Bonus (as defined below) or any failure to make the annual awards provided for in Section 3.4, shall constitute a material breach by Company of this Agreement;

(h) For any other reason whatsoever, in the sole discretion of Executive.

For purposes of this Agreement: (i) a termination of employment by Executive under any of clauses (a) through (g), shall constitute a termination of employment by Executive for “Good Reason;” and (ii) a termination of employment by Executive under clause (h) above shall constitute a termination of employment by Executive “without Good Reason”.

2.4 Notice of Termination. Notwithstanding the provisions in Section 2.1 relating to the Term of this Agreement, if Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5 Liability for Damages. Notwithstanding anything herein to the contrary, Company agrees not to pursue any claim against Executive resulting from Executive’s termination of this Agreement prior to the expiration of the Term.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the Term, Executive shall receive an annual base salary equal to $300,000, or such higher amounts as determined in the sole discretion of Company. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives.

3.2 Special Bonus Payment. On, or as soon as reasonably practical after, January 1, 2005, Company shall make a lump-sum cash payment to Executive in the amount of $150,000.

3.3 Annual Bonus. In addition to the base salary, during each calendar year during the Term commencing with calendar year 2004, Executive shall have the opportunity to earn an annual cash bonus (“Bonus”) under and subject to the terms and conditions of the TXU Annual Incentive Plan (“AIP”). For purposes of this Agreement, Executive’s “Target Bonus” shall be 50% of Executive’s annualized base salary. To the extent the limitation on awards provided for under the AIP would limit the amount of the Bonus contemplated herein, any amount over and above such AIP limit will be paid by Company contemporaneously with the payment under the AIP. Executive’s Bonus for calendar year 2004 shall be no less than his full Target Bonus.

3.4 Annual Long-Term Incentive Compensation Grants. Executive will be entitled to receive annual performance-based awards under and subject to the terms of the TXU Long-Term Incentive Compensation Plan (“LTICP”) each year during the Term of this Agreement commencing in 2004. The annual LTICP award for 2004 shall have a target value of 20,000 shares of TXU Corp. common stock, and the annual LTICP award for each succeeding year during the Term of this Agreement shall have a target value of not less than 15,000 shares of TXU Corp. common stock. The initial LTICP award for 2004 shall be made as soon as reasonably practical following the Effective Date. The annual award for each succeeding year will be made following, and in connection with, the executive officer annual review by the Organization & Compensation Committee of the Board of Directors of TXU Corp. (“O&C Committee”). Except as expressly described herein, all such LTICP awards shall be subject to terms, conditions and restrictions comparable to those contained in awards granted for the corresponding year to executive officers under the LTICP, or such other terms, conditions and restrictions as may be approved by the O&C Committee with the concurrence of Executive.

As the following chart illustrates, and notwithstanding any provisions of the LTICP to the contrary, performance for all Performance-Based Restricted Stock Awards granted under this Section 3.4 shall be measured by TXU Corp.’s total shareholder return (“TSR”) relative to the other companies that comprise the Standard and Poors Electric Utilities Index (“SPELEC”) over the performance period. Minimum, target and maximum performance levels are set in terms of TXU Corp.’s TSR performance against the SPELEC quartiles.

Performance Levels	Zero	Minimum	Target	125% of Target	150% of Target	Maximum

TSR Ranges	40.99th percentile and below	41st to 50.99th percentiles	51st to 60.99th percentiles	61st to 70.99th percentiles	71st to 80.99th percentiles	81st percentile and above

Payouts	No payout	Interpolate between Minimum and Target (50% to 100% of Target)	Interpolate between 100% of Target and 125% of Target	Interpolate between 125% of Target and 150% of Target	Interpolate between 150% of Target and Maximum (150% and 200% of Target	Maximum payout (200% of Target)

Except as provided in Section 4.3, once such awards have been granted, they shall be paid in full at the end of the relevant performance period based on actual performance regardless of whether Executive’s employment has previously terminated. In the event Executive’s employment with Company terminates prior to any of the above-described awards being granted to Executive, such awards shall be subject to the provisions of Article 4 herein.

Company shall, if Executive so requests, satisfy any income tax withholding obligations in respect of the payment of any amounts under the LTICP by withholding amounts otherwise issuable to Executive under such award.

3.5 Additional Retirement Compensation. Executive shall be entitled to additional retirement compensation on the following basis.

(a) Executive shall, commencing upon his retirement or other commencement of retirement benefits under the TXU Retirement Plan or any successor plan (“Retirement Plan”), be entitled to receive additional retirement compensation (the “Additional Retirement Compensation”) equal to the aggregate benefits which would have been payable to Executive under the Retirement Plan and the TXU Second Supplemental Retirement Plan or any successor plan (the “Supplemental Retirement Plan”) as if, during each of the first ten (10) years of employment with Company, Executive was credited with two (2) years of Accredited Service (as defined in the Retirement Plan). Thus, upon the tenth anniversary of the Effective Date, Executive will have accrued twenty (20) years of Accredited Service for purposes of calculating the Additional Retirement Compensation. The Additional Retirement Compensation shall be reduced by all amounts payable to Executive under the Retirement Plan and the Supplemental Retirement Plan (or any successor plan or plans) pursuant to the provisions of those plans as a result of his employment with Company.

(b) The additional deemed years of Accredited Service provided for in paragraph (a) shall be included for purposes of determining Executive’s satisfaction of the vesting requirements under the Retirement Plan, as well as Executive’s eligibility for earlier-than-normal retirement under the terms of the Retirement Plan. If and to the extent that the inclusion of the additional deemed years of Accredited Service for vesting and earlier-than-normal retirement purposes shall result in retirement benefits being payable to Executive when not otherwise permitted under the Retirement Plan, the full amount of such retirement benefits shall be paid as the Additional Retirement Compensation.

(c) The Additional Retirement Compensation shall be payable at the time(s) and in the form elected by Executive with respect to the benefits which are or may become payable under the Retirement Plan. The amount of each such periodic installment shall be determined by Employer using actuarial assumptions (including any actuarial reduction for earlier-than-normal retirement) substantially similar to those used in connection with the determination of benefits payable or which may become payable to Executive under the Retirement Plan.

(d) The Additional Retirement Compensation shall be provided on an unfunded basis and is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.6 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.7 Other Employee Benefits. Executive shall be entitled to participate in all of Company’s employee benefit plans, programs, arrangements and fringe benefit policies made available to similarly situated senior executives of the Company to the extent he is qualified to do so by virtue of his employment with Company, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended from time to time.

3.8 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(a) Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, bar related expenses, costs of entertainment and business development, and costs reasonably incurred as a result of Executive’s spouse accompanying Executive on business travel. Company shall also pay on behalf of Executive the expenses of one club selected by Executive.

(b) Parking - Company shall provide at no expense to Executive a reserved parking place convenient to Executive’s headquarters office.

(c) Automobile Allowance - Company shall provide Executive with an automobile allowance under Company’s standard policy.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Expiration of Term. If Executive’s employment hereunder shall terminate upon expiration of the Term, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that:

(a) Company shall pay to Executive all Accrued Obligations (as defined below in Section 4.8) in a lump sum in cash within thirty (30) days after the date of termination of Executive’s employment (the “Date of Termination”). For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage (as defined below)) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall pay Executive a pro rata annual Bonus for the year of termination based on actual performance at the time when bonuses are paid to senior executives generally.

(c) All outstanding awards which had been made to Executive pursuant to Section 3.4 (for purposes of this Article 4, “LTICP Awards”) shall not be forfeited and shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards.

(d) Company shall provide Executive and his eligible dependents with continuous health care coverage under and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”) at the prevailing active employee rate for up to eighteen (18) months from such termination.

(e) Company’s obligations under Sections 4.6, 5.1, 5.3 and 5.5 shall continue.

(f) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any annual Bonus earned in the prior calendar year or a portion thereof as described in Section 3.3.

4.2 By Company Without Cause or By Executive for Good Reason Prior to Expiration of Term. If Executive’s employment hereunder shall be terminated by Company without Cause, or by Executive for Good Reason, prior to the expiration of the Term then, upon such termination, the payments and benefits described below will be provided to Executive, or in the event of Executive’s death, to his estate:

(a) Company shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage and retiree medical) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall immediately pay Executive a lump sum payment equal to the then current annualized base salary provided for under Section 3.1 and the Target Bonuses due as described in Section 3.3, through the remainder of the Term, provided that the lump sum shall not be less than the sum of Executive’s annualized base salary and Target Bonus.

(c) All outstanding LTICP Awards shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards. Additionally, all ungranted LTICP Awards that would have been made to Executive pursuant to Section 3.4 on or prior to the expiration date of the initial 5-year Term shall be immediately granted. The performance period for each such previously ungranted LTICP Award shall be the performance period that would have applied had the award been made at the time provided for in Section 3.4. Each such previously ungranted LTICP Award shall be delivered or paid following the applicable performance period in accordance with the terms of the award.

(d) Company shall pay Executive an amount equal to: (i) the forfeited portion of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans); and (ii) the matching contributions which would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional twelve (12) months.

(e) Executive shall be entitled to receive the Additional Retirement Compensation provided for in Section 3.5 as if Executive had continued in the employment of Company through the expiration of the Term.

(f) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to eighteen (18) months from such termination.

(g) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(h) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any unpaid annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.3.

4.3 By Executive Without Good Reason or By Company for Cause. If Executive’s employment hereunder shall be terminated by Company for Cause or by Executive without Good Reason, then all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that:

(a) Company shall pay to Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing COBRA rate for up to eighteen (18) months from such termination.

(c) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(d) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.3.

(e) Any unvested or ungranted LTICP awards described in Section 3.4 shall be forfeited.

4.4 Upon Executive’s Death or Disability. In the event of Executive’s death or Disability during the Term, this Agreement shall terminate, and Executive, or Executive’s estate in the event of his death will be entitled to receive the following:

(a) Company shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall immediately pay Executive (or Executive’s estate) a lump sum payment equal to the sum of Executive’s then current annualized base salary provided for under Section 3.1 plus the Target Bonus defined in Section 3.3.

(c) Company shall pay Executive a pro rata annual Bonus for the year of termination based on actual performance at the time when bonuses are paid to senior executives generally.

(d) All outstanding LTICP Awards shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards. Additionally, all ungranted LTICP Awards that would have been made to Executive pursuant to Section 3.4 during the one (1) year period following the date of Executive’s death or Disability shall be immediately granted. The performance period for each such previously ungranted LTICP Award shall be the performance period that would have applied had the award been made at the time provided for in Section 3.4. Each such previously ungranted LTICP Award shall be delivered or paid following the applicable performance period in accordance with the terms of the award. Any LTICP Awards provided for in Section 3.4 which remain ungranted after application of this subsection 4.4(d) shall be forfeited.

(e) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to thirty-six (36) months from such termination.

(f) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(g) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.3.

4.5 Termination Following Change in Control. If Executive’s employment is terminated by Company (or its successor) without Cause or Executive terminates his employment with Company (or its successor) with Good Reason in either case within twenty-four (24) months after a Change in Control (as defined in Section 4.8 below), Executive will be entitled to the following benefits:

(a) Company (or its successor) shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage and retiree medical) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company (or its successor) shall immediately pay Executive a lump sum payment equal to the then current annualized base salary provided for under Section 3.1 and the Target Bonuses due as described in Section 3.3, through the remainder of the Term, provided that the lump sum shall not be less than two (2) times the sum of Executive’s annualized base salary and Target Bonus.

(c) All outstanding LTICP Awards shall not forfeit and shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards. Additionally, all ungranted LTICP Awards that would have been made to Executive pursuant to Section 3.4 on or prior to the expiration date of the initial 5-year Term shall be immediately granted. The performance period for each such previously ungranted LTICP Award shall be the performance period that would have applied had the award been made at the time provided for in Section 3.4. Each such previously ungranted LTICP Award shall be delivered or paid following the applicable performance period in accordance with the terms of the award.

(d) Company shall pay Executive an amount equal to: (i) the forfeited portion of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans); and (ii) the matching contributions which would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional twenty-four (24) months.

(e) Executive shall be entitled to receive the Additional Retirement Compensation provided for in Section 3.5 as if Executive had continued in the employment of Company through the expiration of the Term.

(f) Company (or its successor) shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to eighteen (18) months from such termination.

(g) Company’s (or its successor’s) obligations under Sections 4.6 and 5.1 shall continue.

(h) Company (or its successor) shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any Annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.3.

4.6 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. Company’s obligation under this Section 4.6 shall continue after the termination or expiration of the Term.

4.7 Payment Obligations Absolute / Release of Claims. Except as set forth in the following paragraph, Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

Executive acknowledges and agrees that the payments and benefits provided for in this Article 4 constitute the exclusive remedy of Executive upon termination of employment for any reason. Executive further agrees that as a condition to receiving such payments and benefits, Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, Company in a form reasonably requested by Company.

4.8 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Change in Control” means a change in control of TXU Corp. (“TXU’) of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; provided that, without in any way limiting the foregoing, a Change in Control shall be deemed to have occurred if any one or more of the following events occurs: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TXU representing 20% or more of the combined voting power of TXU’s then outstanding securities having the right to vote at elections of directors of TXU (“Voting Securities”); (ii) individuals who constitute the board of directors of TXU on the Effective Date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date of this Agreement whose election, or nomination for election by TXU’s shareholders, was approved by at least three-quarters of TXU’s directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of TXU in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this clause (ii), be considered as though such person were a member of the Incumbent Board; (iii) a recapitalization or reclassification of the Voting Securities of TXU, which results in either (a) a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants), or (b) an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%; (iv) all or substantially all of the assets of TXU are liquidated or transferred to an unrelated party; or (v) TXU is a party to a merger, consolidation, reorganization or similar transaction pursuant to which TXU is not the surviving ultimate parent entity. For purposes of this definition, the terms “Person” shall mean and include any individual, corporation, partnership, group association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than TXU, a subsidiary of TXU or any employee benefit plan(s) sponsored or maintained by TXU or any subsidiary thereof, and the term “Independent Shareholder” shall mean any shareholder of TXU except any employee(s) or director(s) of TXU or any employee benefit plan(s) sponsored or maintained by TXU or any subsidiary thereof

(b) The term “immediately” wherever used herein to refer to the timing of a payment or other performance requirement of this Agreement, shall mean within ten (10) business days after the date such payment or performance becomes due.

(c) “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) Executive’s base salary through the Date of Termination to the extent not previously paid, (ii) the signing bonus provided for in Section 3.2 to the extent not previously paid, (iii) except as otherwise previously requested by Executive, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Date of Termination to the extent not previously paid and (iv) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not previously paid.

4.9 Confidentiality and Nondisclosure. Executive understands and agrees that he will be given Confidential Information (as defined below), and specialized training relating to such Confidential Information, during his employment with Company relating to the business of Company and/or its affiliates. Except as authorized within the course and scope of his employment, Executive hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Company and/or its affiliates. Executive agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Company and/or its affiliates, and to return, prior to Executive’s termination of employment, any such information in Executive’s possession. If Executive discovers or comes into possession of any such information after his termination, he shall promptly return it to Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Company or any of its affiliates or customers and (a) is proprietary to, about, or created by Company or its affiliates or customers; (b) gives Company or its affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Company or its affiliates or customers; and (c) is not typically disclosed by Company or its affiliates or customers, or known by persons who are not employed by Company or its affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include information not generally available to the public pertaining to Company’s business operations such as financial and operational information and data, operational plans and strategies, business and marketing strategies and plans for various products and services, global operational planning, and acquisition and divestiture planning.

4.10 Non-Solicitation. In the event this Agreement is terminated pursuant to the provisions of Sections 4.1, 4.2, 4.3 or 4.5 above, Executive agrees that for a period of one (1) year after such termination, Executive shall not, directly or knowingly indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) solicit, induce, encourage or in any way cause any of Company’s (or affiliate’s) customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Company (or its affiliates) during the term of Executive’s employment with Company to reduce or terminate its business relationship with Company (or such affiliate); or (b) solicit, recruit, induce, encourage or in any way cause any employee of Company (or an affiliate) to terminate his/her employment with Company (or such affiliate); provided that the prohibition described in this clause (b) shall not apply to a professional assistant and one (1) paralegal primarily assigned to Executive at the time of Executive’s cessation of employment with Company.

ARTICLE 5: MISCELLANEOUS

5.1 Interest and Indemnification; D&O Insurance.

(a) If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JP Morgan Chase Bank, N.A. at its principal office in Dallas, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred by Executive in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

(b) Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was an employee of Company, or any subsidiary of Company or is or was serving at the request of Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (“Proceeding”), Executive shall be indemnified and held harmless by Company to the fullest extent permitted by applicable law.

(c) Company shall provide Executive with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of Company respecting liabilities, costs, charges and expenses of any type whatsoever incurred or sustained by Executive (or Executive’s legal representative or other successors) in connection with a Proceeding.

Company’s obligations under this Section 5.1(a), (b) and (c) shall continue after the termination of this Agreement.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three days after the date mailed by United States registered or certified mail, return receipt requested, or by a nationally known overnight courier, in either case postage prepaid and addressed as follows:

If to Company to:	TXU Corp.
1601 Bryan Street
Dallas, Texas 75201-3411 Attention: General Counsel

If to Executive to:	The most recent address on file with Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.11 Term. The term of this Agreement is co-extensive with the Term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination or by its terms continues following the termination of the Term, including without limitation sections 4.6, 4.7, 4.9, 4.10, 5.1, 5.3 and 5.5 of this Agreement.

5.12 Entire Agreement; Conflict. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. In the event of any conflict between the terms of this Agreement and the terms of any policy, plan or program of Company, the terms of this Agreement shall govern.

5.13 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors and from the board of directors of any affiliate of Company, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

TXU BUSINESS SERVICES COMPANY

By:	/s/ Eric H. Peterson
Name:	Eric H. Peterson
Title:	Executive Vice President and General Counsel

EXECUTIVE:

/s/ David P. Poole
David P. Poole